Exhibit 10.1

Execution Version

FIRST AMENDMENT TO LOAN AGREEMENT AND GUARANTY

THIS FIRST AMENDMENT TO LOAN AGREEMENT AND GUARANTY (this “Amendment”) is entered into effective as of January 16, 2024 (the “First Amendment Effective Date”) among ADC THERAPEUTICS SA, a company formed under the laws of Switzerland (the “Borrower”), each of the Borrower’s Subsidiaries party hereto, the Lenders party hereto and Blue Owl Opportunistic Master Fund I, L.P. (formerly known as Owl Rock Opportunistic Master Fund I, L.P.), a New York limited partnership, in its capacity as administrative agent and collateral agent for itself and the Lenders (in such capacity, the “Agent”).

WITNESSETH:

WHEREAS, the Borrower, each of the Borrower’s Subsidiaries party thereto from time to time, the Agent and the Lenders party thereto from time to time are parties to that certain Loan Agreement and Guaranty, dated as of August 15, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Loan Agreement” and as amended by this Amendment, the “Loan Agreement”; unless otherwise defined herein, all capitalized terms used herein that are defined in the Loan Agreement shall have the meanings given such terms in the Loan Agreement);

NOW THEREFORE, in consideration of the premises contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.      Amendments to Existing Loan Agreement.

Subject to the satisfaction or waiver in writing of each of the conditions set forth in Section 3 below and in reliance upon the representations, warranties, covenants and agreements contained in this Amendment, the parties hereto hereby agree as follows:

1.1              Section 1 of the Existing Loan Agreement is hereby amended by inserting the following defined terms in the appropriate alphabetical location:

“30-Day Average Market Capitalization” means, as of any date of determination, the product of (a) the number of the Common Shares outstanding as of such date of determination and (b) the arithmetic mean of the closing price of the Common Shares on the New York Stock Exchange (or other applicable Eligible Market on which the Common Shares are listed) for the 30 consecutive days in which trading generally occurs on the New York Stock Exchange (or other applicable Eligible Market on which the Common Shares are listed) immediately preceding such date of determination.

“Exploit” means use, research, develop, make, have made, offer for sale, sell, distribute, import, register, market, promote, commercialize and otherwise exploit. “Exploitation” has a correlative meaning.

“First Amendment” means that certain First Amendment to Loan Agreement and Guaranty, dated as of the First Amendment Effective Date, by and among the Borrower, the other Loan Parties, the Agent and the Lenders.

“First Amendment Effective Date” means January 16, 2024.

“GAAP” means Generally Accepted Accounting Principals in the United States.

“Permitted Borrower Reorganization” means a transaction or series of substantially concurrent transactions, the purpose of which is to result in the Borrower being either (x) redomiciled as a Delaware corporation or (y) being merged with or into a Delaware corporation (that is a shell entity formed for the purposes of such transaction), with such Delaware corporation being the surviving entity, in a transaction that does not constitute a Change in Control, in each case of clauses (x) and (y), including any transaction or series of transactions effecting the transfer of assets, liabilities and contracts of the Borrower to a new wholly owned direct or indirect Swiss subsidiary of the Borrower, which subsidiary shall become a Loan Party if Collateral should be transferred to it prior to or substantially concurrently with such transfer; provided that (i) with respect to a transaction described in clause (y) above, such Delaware corporation shall have expressly assumed all Obligations as the “Borrower” under this Agreement and the other Loan Documents, pursuant to documentation in the form agreed between the Borrower and the Agent prior to the First Amendment Effective Date, (ii) to the extent such transaction or series of transactions would constitute a “Merger Event” as defined in the Warrants, or in which Section 7(b) of the Warrants would apply, such transaction or series of transactions shall provide for the exchange of any outstanding Warrants of the Borrower at such time for warrants to acquire common stock of such Delaware corporation on terms no less favorable to the holder thereof than under the Warrants, (iii) no Default or Event of Default shall have occurred and be continuing, or would result from such transaction(s), (iv) each of the representations and warranties of the Loan Parties set forth in Section 5 of this Agreement (except that the date “December 31, 2021” in Section 5.4 shall be deemed to be “December 31, 2022” and the applicable representation and warranties set forth in Section 5 shall be qualified so as to exclude each of the relevant matters disclosed to the Agent and Lenders party hereto prior to the First Amendment Effective Date) and in the other Loan Documents shall be true and correct in all material respects (or, if such representation or warranty is already qualified as to materiality or Material Adverse Effect, in all respects) with the same effect as though made on and as of the date of such transaction(s), except to the extent such representations and warranties expressly relate to an earlier date, (v) the Agent shall have received the documents described in Section 4.1(e), (f) and (g) of the Existing Loan Agreement for each new Loan Party formed or organized for the purposes of the Permitted Borrower Reorganization, to the extent applicable in the new Loan Party's jurisdiction (or, to the extent certified versions of the documents described in Section 4.1(e) of the Existing Loan Agreement are not available, then final forms of such documents, with certified versions to be delivered to the Agent promptly upon the same becoming available) and Section 4.1(k) for the Borrower or the new Borrower, as applicable, (vi) the Collateral immediately after giving effect to such of transaction(s) is substantially the same as the Collateral immediately prior to giving effect to such transaction(s), and the Lien and security interest of Agent in the Collateral is not impaired as a result of such transaction(s), and the Loan Parties shall take all actions reasonably requested by the Agent in connection with granting and/or perfecting the Liens and security interest of the Agent in the Collateral

(including, without limitation, with respect to any Swiss Intellectual Property transferred in connection with such transaction(s), prior or contemporaneous filing of new or amended security interest filings with the Swiss Federal Institute of Intellectual Property), (vii) the Borrower has received advice from a nationally recognized tax advisor, and, solely with respect to any Swiss taxes, Swiss tax rulings confirming, that (A) such transaction(s) do not result in a deemed exchange of the Term Loan for U.S. federal income tax purposes, (B) such transaction(s) will qualify as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes in which no gain would be recognized by the holders of the Warrants or the holders of the Common Shares, assuming that (x) the shareholders described in Treasury Regulations Section 1.367(b)-3(c)(1) make the election described in Treasury Regulations Section 1.367(b)-3(c)(3), (y) the shareholders make a QEF election with respect to their Common Shares and (z) the currently applicable U.S. federal income tax rules governing holding warrants in a passive foreign investment company (within the meaning of Section 1297 of the Code) do not change in a manner that would reasonably be expected to cause any Lender to recognize gain in the reorganization as a result of holding the Warrants and (C) such transaction(s) do not otherwise result in (x) adverse income tax consequences in Switzerland or Luxembourg for the Lenders, the holders of the Warrants or the holders of the Common Shares and/or (y) Swiss withholding tax consequences for the Borrower (or otherwise) which are adverse to the Lenders, the holders of the Warrants or the holders of the Common Shares, (viii) the Borrower, as promptly as reasonably possible and in any event in a timely manner, shall provide to each Lender such information necessary for each such Lender to make the election described in Treasury Regulations Section 1.367(b)-3(c)(3) and a QEF election with respect to its Common Shares, (ix) the all earnings and profits amount as defined in Treasury Regulations Section 1.367(b)-2(d) is zero, (x) at least 10 Business Days prior to the anticipated effective date of such Permitted Borrower Reorganization, the Agent shall have received a certificate, in form and substance reasonably satisfactory to the Required Lenders, signed by an Authorized Officer of the Borrower and certifying that all the conditions set forth in this definition of “Permitted Borrower Reorganization” (other than clauses (viii) through (x)) shall be satisfied as of the date of such transaction(s), (xi) to the extent such transactions or series of transactions would lead to the transfer of assets of the Borrower which are subject to Liens and security interests created in favor of the Agent and/or the Lenders pursuant to the Loan Documents to a wholly owned direct or indirect subsidiary of the Borrower, the relevant parties hereto undertake to amend or restate the relevant Loan Documents to reflect such transfer of such assets to maintain such Liens and security interests and (xii) upon the occurrence of the Permitted Borrower Reorganization and the Borrower ceasing to be a taxable Person for Swiss withholding Tax purposes, automatically, and without the action of any Agent, any Loan Party or Lender, this Agreement shall be amended as set forth in Exhibit A to the First Amendment.

“Permitted Compounds” means (i) any compound that has not been researched by the Borrower or any of its Affiliates in any human clinical trial, including any compound that is first conceived, developed or reduced to practice after the First Amendment Effective Date and (ii) any technology used in or component or part of any product or product candidate, which may be licensed out on a non-exclusive, arms-length basis in connection with compounds described in foregoing clause (i). For the avoidance of doubt, in any case, the compounds permitted under this definition will exclude Zynlonta.

“Specified Permitted Out-License” means, any Permitted Out-License Agreement, or series of related Permitted Out-License Agreements (for the avoidance of doubt, any assets which constitute Excluded Assets shall not be required to be pledged as Collateral), with respect to Borrower IP pursuant to which the Borrower or any of its Subsidiaries grants to a third party any license or other right under any Borrower IP to Exploit one or more Permitted Compounds in one or more jurisdictions or territories (it being understood that, pursuant to any such agreement, the Borrower or any of its Subsidiaries may also be granted any license or other right under any Intellectual Property of any such third party in connection with the Exploitation of any such Permitted Compounds and any such licenses or other rights, to the extent constituting Investments, shall be deemed to be Permitted Investments) (including any replacement agreement with respect such agreements so long as such replacement agreement is no less favorable to the Borrower and its Subsidiaries taken as a whole (to be determined by the Borrower in good faith))”

“U.S. ZYNLONTA Sales” means, for any given period, product revenue (determined in accordance with GAAP) arising from net sales of ZYNLONTA in the U.S. during such period.

1.2              Section 2.6(b)(ii) of the Existing Loan Agreement is hereby amended and restated in its entirety to read as follows:

(ii) Out-Licensing Agreements. Upon the receipt by any Loan Party or any Subsidiary of any Cash proceeds (other than, for the avoidance of doubt, any contingent payments prior to the receipt thereof) pursuant to an Out-Licensing Agreement, the Borrower shall make a mandatory prepayment of the Term Loans in an amount equal to the sum of:

1.3              Section 2.6(b)(ii)(A)(2) of the Existing Loan Agreement is hereby amended and restated in its entirety to read as follows:

(2) (x) with respect to any Specified Permitted Out-License, if the aggregate gross Cash proceeds receivable from the applicable Permitted Out-Licensing Agreement exceeds $75,000,000, 25% of any and all gross Cash proceeds (such threshold and gross Cash proceeds to be determined on an aggregate basis with respect to the Specified Permitted Out-Licenses with any specific third party (including any of its affiliates) and (y) with respect to all other Permitted Out-Licensing Agreements (other than Excluded Out-Licensing Agreements), if the aggregate gross Cash proceeds receivable from the applicable Permitted Out-Licensing Agreement exceeds $50,000,000, 30% of any and all gross Cash proceeds from such Out-Licensing Agreement, and

1.4              The definition of “Common Shares” in the Existing Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Common Shares” means (i) prior to the consummation of the Permitted Borrower Reorganization, the common shares, par value CHF 0.08 per share, of the Borrower and

(ii) from and after the consummation of the Permitted Borrower Reorganization, the common stock of the Borrower.

1.5              Clause (b) of the definition of “IFRS” contained in Section 1 of the Existing Loan Agreement is hereby amended and restated in its entirety as follows: “(b) from and after January 1, 2024, GAAP.”.

1.6              Section 5.1 of the Existing Loan Agreement is hereby amended to add “or, after giving effect to the Permitted Borrower Reorganization, Delaware” immediately after “Switzerland” in clause (a) thereof.

1.7              Section 7.1(h) of the Existing Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(h)       within the earlier of (a) sixty (60) days after the Borrower’s fiscal year end and (b) ten (10) Business Days after approval by the Borrower’s board of directors, an annual operating budget for the then-current fiscal year as approved by the Board of Directors and in form consistent with the operating budget delivered to Agent on December 4, 2023 (or in such other form as Agent reasonably agrees), as well as projections, operating plans and other financial information reasonably requested by Agent (which projections, operating plans and other financial information shall be delivered within a reasonable time period after the request therefor); provided that any Lender may, by written notice to Agent, elect not to receive any such materials under this clause (h). Agent and Lenders acknowledge receipt of the annual operating budget for each of the 2023 and 2024 fiscal years of the Borrower necessary to satisfy the operating budget delivery requirement of this Section 7.1(h) with respect to the 2023 fiscal year and 2024 fiscal year; and”

1.8              Section 7.9 of the Existing Loan Agreement is hereby amended by adding “or, solely with respect to a Permitted Borrower Reorganization, the surviving entity is a corporation organized under the laws of the State of Delaware and has complied with all of the applicable requirements set forth in such definition” immediately after “the Borrower is the surviving entity” in clause (ii) thereof.

1.9              Section 7.11(e)(ii) of the Existing Loan Agreement is hereby amended by adding “and, following the Permitted Borrower Reorganization, the Borrower” immediately following “ADC USA” therein.

1.10          Section 7.23 of the Existing Loan Agreement is hereby amended and restated in its entirety to read as follows:

“7.23 Minimum U.S. ZYNLONTA Sales. As of the end of each fiscal quarter of the Borrower, (A) beginning with the fiscal quarter ending on June 30, 2024, the Borrower and its Subsidiaries shall maintain U.S. ZYNLONTA Sales of not less than the amount set forth on Schedule 7.23 for such fiscal quarter tested on a trailing three fiscal quarter basis and (B) thereafter, the Borrower and its Subsidiaries shall maintain U.S. ZYNLONTA Sales of not less than the amount set forth on Schedule 7.23 for the corresponding fiscal quarter tested on a trailing four fiscal quarter basis; provided that the foregoing covenant shall not be tested with respect to any fiscal quarter in the event that the 30-Day Average Market Capitalization of the Borrower is at

least $650,000,000 as of the last day of such fiscal quarter. The Borrower shall provide Agent evidence of compliance with this Section 7.23 in each Compliance Certificate that accompanies quarterly financial statements delivered pursuant to Section 7.1(b).

Notwithstanding the foregoing, if the Borrower has failed to comply with this Section 7.23 for any fiscal quarter, the Borrower shall have the right (the “Cure Right”) until the date that is 10 Business Days after the date on which the Borrower delivers financial statements for such fiscal quarter (or, if earlier, the date that the Borrower is required to deliver financial statements for such fiscal quarter pursuant to Section 7.1(b)), to make a voluntary prepayment of the Term Loans in an amount that is not less than the greater of (A) the product of (x) 2.0 and (y) the amount by which U.S. ZYNLONTA Sales for such fiscal quarter were less than the amount set forth on Schedule 7.23 for such fiscal quarter (the “Shortfall Amount”) and (B) $7,500,000, and thereupon the Borrower’s compliance with Section 7.23 shall be recalculated giving effect to the following pro forma adjustment: U.S. ZYNLONTA Sales shall be increased for such fiscal quarter, solely for the purpose of determining compliance with Section 7.23 as of the end of such fiscal quarter, by an amount equal to the applicable Shortfall Amount. If, after giving effect to the foregoing recalculation, the requirements of Section 7.23 would be satisfied, then the requirements of Section 7.23 shall be deemed satisfied as of the end of the relevant fiscal quarter with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 7.23 that had occurred shall be deemed cured for the purposes of this Agreement; provided that, in no event shall the Borrower exercise more than three Cure Rights during the term of this Agreement, and no more than two such Cure Rights may be exercised in consecutive fiscal quarters. Notwithstanding anything herein to the contrary, but subject to the proviso in the immediately preceding sentence, upon Agent’s receipt of a written notice from the Borrower on or before the date that the Borrower delivers financial statements for a fiscal quarter (or, if earlier, the date that the Borrower is required to deliver financial statements for such fiscal quarter pursuant to Section 7.1(b)) of the Borrower’s bona fide intent to exercise the Cure Right (a “Notice of Intent to Cure”) for such fiscal quarter, until the 10th Business Day following the date that the Borrower delivers financial statements for such fiscal quarter (or, if earlier, the date that the Borrower is required to deliver financial statements for such fiscal quarter pursuant to Section 7.1(b)), neither Agent nor any Lender shall exercise any right to accelerate the Term Loans or exercise any right to foreclose on or take possession of the Collateral or any other right or remedy under the Loan Documents, in each case solely on the basis of the relevant Event of Default under Section 7.23.”

1.11          Section 7 of the Existing Loan Agreement is hereby amended by adding at the end thereof: “For the avoidance of doubt, notwithstanding anything in this Section 7 or in any Loan Document to the contrary, the Borrower and the other Loan Parties shall be permitted to consummate a Permitted Borrower Reorganization so long as any transfers, payments or other transactions in connection therewith are effected solely among the Loan Parties in reliance on this sentence.”

1.12          Section 9.2 of the Existing Loan Agreement is amended and restated in its entirety as follows:

“9.2 Covenants. Any Loan Party breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, or any of the other Loan Documents, and

(a) with respect to a default under any covenant under this Agreement (other than under the sections specified in Section 9.2(b) or (c) below) or any other Loan Document, such default continues for more than 30 days after the earlier of the date on which (i) Agent or Lender has given notice of such default to the Loan Parties and (ii) any Loan Party has actual knowledge of such default, (b) with respect to a default under Section 7.1 of this Agreement, such default continues for more than 5 Business Days after the earlier of the date on which (i) the Agent or a Lender has given notice of such default to the Loan Parties and (ii) any Loan Party has actual knowledge of such default and (c) with respect to a default under any of Sections 2.6, 4.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.11, 7.12, 7.13, 7.14, 7.15, 7.16, 7.17, 7.18, 7.19, 7.20, 7.22, 7.23, 7.24, 7.25, 7.26, 7.27, 7.28 or 7.29, the occurrence of such default; or”

1.13          References to “Cami” in the Loan Documents shall be removed, including for the avoidance of doubt from the “Material Intellectual Property” definition, Section 2.6(b)(ii)(A) and Section 7 of the Existing Loan Agreement is hereby amended by adding at the end thereof, “Notwithstanding anything in this Section 7 or in any Loan Document to the contrary, the Borrower and/or any applicable Subsidiary shall be permitted (i) to dispose, transfer, release, return and/or license back any Borrower IP related to Cami to Genmab A/S (including any of its applicable affiliates) as may be required under the terms of the license agreement with respect to Cami between the Borrower and/or any applicable Subsidiary and Genmab A/S (including any of its applicable affiliates) and/or (ii) to dispose, transfer, abandon, stop prosecution and/or maintenance of any Borrower IP related to Cami.

1.14          Exhibit E to the Existing Loan Agreement is hereby amended and restated in its entirety in the form attached hereto as Exhibit E.

Section 2.      Conditions Precedent. The effectiveness of this Amendment is subject to satisfaction of each of the following conditions precedent:

2.1              Executed Amendment. Agent shall have received counterparts of this Amendment duly executed by the Borrower, the other Loan Parties and each of the Lenders.

2.2             Absence of Defaults. No Default or Event of Default shall have occurred and be continuing immediately prior to giving effect to this Amendment, or immediately after giving effect to this Amendment.

2.3              Representations and Warranties. The representations and warranties set forth in Section 3 of this Amendment shall be true and correct; and

2.4             Fees and Expenses. The Borrower shall have paid all reasonable and documented out-of-pocket fees, costs and expenses due and payable to the Agent and each Lender and reimbursement of Agent’s and each Lender’s current expenses reimbursable pursuant to Section 11.12 of the Loan Agreement, including all reasonable and documented out-of-pocket expenses of the Agent and the Lenders incurred in connection with this Amendment (including the Agent’s and the Lenders’ legal fees and expenses reimbursable pursuant to Section 11.12 of the Loan Agreement).

Section 3.      Representations and Warranties.

In order to induce the Agent and the Lenders to enter into this Amendment, each of the Borrower and the other Loan Parties hereby represent and warrants to the Agent and the Lenders that:

3.1              Accuracy of Representations and Warranties. Each of the representations and warranties of the Loan Parties set forth in Section 5 of the Loan Agreement (except that the date “December 31, 2021” in Section 5.4 shall be deemed to be “December 31, 2022”) and in the other Loan Documents are true and correct in all material respects (or, if such representation or warranty is already qualified as to materiality or Material Adverse Effect, in all respects) with the same effect as though made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date; provided that the applicable representation and warranties set forth in Section 5 of the Loan Agreement shall be qualified so as to exclude each of the relevant matters disclosed to the Agent and Lenders party hereto prior to the First Amendment Effective Date.

No Conflicts. Each Loan Party’s execution, delivery and performance of this Amendment (i) have been duly authorized by all necessary corporate action of such Loan Party, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by the Loan Agreement and the other Loan Documents, (iii) do not violate any provisions of such Loan Party’s constitutional documents, trust deeds, or other Organizational Documents (as applicable), bylaws or other equivalent governing document, or any law, regulation, order, injunction, judgment, decree or writ to which such Loan Party is subject, and (iv) do not violate any material contract or agreement, including any Material Agreements, or require any material consent or approval of any other Person which has not already been obtained. The individual or individuals executing this Amendment are duly authorized to do so.

3.2              Enforceability. This Amendment constitute a legal, valid and binding obligation of each Loan Party party hereto, enforceable against each such Loan Party in accordance with its terms, except as the enforcement hereof may be limited by insolvency, bankruptcy, reorganization, moratorium or other similar applicable laws affecting creditors rights generally or by general equitable principles (whether considered in a proceeding in equity or at law).

3.3              Passive Foreign Investment Company. The Borrower, together with its consolidated subsidiaries, was not a passive foreign investment company (within the meaning of Section 1297 of the Code) for the year ended December 31, 2022.

Section 4.      Miscellaneous.

4.1              Confirmation and Effect. The provisions of the Loan Agreement (as amended by this Amendment) shall remain in full force and effect in accordance with its terms following the effectiveness of this Amendment, and this Amendment shall not constitute a waiver of any provision of the Loan Agreement or any other Loan Document. Each reference in the Loan Agreement to “this Agreement”, “hereunder”, “hereof’, “herein”, or words of like import shall mean and be a reference to the Loan Agreement as amended hereby, and each reference to the Loan Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Loan Agreement shall mean and be a reference to the Loan Agreement as amended hereby.

4.2              Ratification and Affirmation of Loan Parties. Each Loan Party hereby ratifies and reaffirms (i) the Secured Obligations under and as defined in the Loan Agreement and all of the covenants, duties, indemnities, indebtedness and liabilities under the Loan Agreement and the other Loan Documents to which it is a party and (ii) the Liens and security interests created in favor of the Agent and/or the Lenders pursuant to the Loan Documents, which Liens and security interests are in full force and effect and shall continue in full force and effect during the term of the Loan Agreement, and shall continue to secure the Secured Obligations under and as defined in the Loan Agreement, in each case, on and subject to the terms and conditions set forth in the Loan Agreement and the other Loan Documents, and nothing herein shall be construed to deem any such Secured Obligations paid, or to release or terminate any Lien or security interest given to secure any such Secured Obligations or any guarantee thereof (the security interests created in favor of the Agent and/or the Lenders pursuant to the Loan Documents governed by Swiss law, the “Swiss Security Interests”). Each Loan Party confirms that, assuming all UCC financing statements naming the Agent, as secured party, and a Loan Party, as debtor, filed in connection with the Loan Agreement have not been terminated or amended, such UCC financing statements remain effective and authorized by the Loan Parties to continue perfection of the security interests in the Collateral.

4.3              Release. By its execution of the Amendment and in consideration of the agreements contained herein and other accommodations granted to the Loan Parties hereunder, each Loan Party, on behalf of itself and each of its Subsidiaries, and its or their successors, assigns and agents, hereby expressly forever waives, releases and discharges any and all claims (including cross-claims, counterclaims, and rights of setoff and recoupment), causes of action (whether direct or derivative in nature), demands, suits, costs, expenses and damages (collectively, the “Claims”) any of them may, as a result of actions or inactions occurring on or prior to the First Amendment Effective Date, have or allege to have as of the date of this Amendment or at any time thereafter (and all defenses that may arise out of any of the foregoing) of any nature, description, or kind whatsoever, based in whole or in part on facts, whether actual, contingent or otherwise, now known, unknown, or subsequently discovered, whether arising in law, at equity or otherwise, against the Agent or any Lender, any of their respective Affiliates or any of the agents, principals, managers, managing members, members, stockholders, “controlling persons” (within the meaning of the United States federal securities laws), directors, officers, employees, attorneys, consultants, advisors, trusts, trustors, beneficiaries, heirs, executors and administrators of each of the foregoing (collectively, the “Released Parties”) arising out of, or relating to, this Amendment, the Loan Agreement, the other Loan Documents and any or all of the actions and transactions contemplated hereby or thereby on or prior to the First Amendment Effective Date, including any actual or alleged performance or non-performance of any of the Released Parties hereunder or under the Loan Documents, except in each case, to the extent of liabilities resulting solely from the gross negligence or willful misconduct of any Released Party (as determined by a court of competent jurisdiction in a final and non-appealable decision). Subject to the immediately preceding sentence, each Loan Party hereby acknowledges that the agreements in this Section 5.3 are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Claims. In entering into this Amendment, each Loan Party expressly disclaims any reliance on any representations, acts, or omissions by any of the Released Parties and hereby agrees and acknowledges that the validity and effectiveness of the releases set forth above does not depend in any way on any such representation, acts and/or omissions or the accuracy, completeness, or validity thereof. The provisions of this Section 5.3 shall survive the termination of the Loan Documents and the payment in full in of all Secured Obligations of the Loan Parties under or in respect of the Loan Agreement and other Loan Documents and all other amounts owing thereunder.

4.4              Parties in Interest. All of the terms and provisions of this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

4.5            Counterparts; Electronic Execution. This Amendment and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile, portable document format (.pdf) or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Amendment and the transactions contemplated hereby (including without limitation assignments, assumptions, amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act and/or any other similar, applicable laws of the jurisdiction of formation, organization or incorporation, as applicable, of any Loan Party.

4.6              Entire Agreement. This Amendment and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof. EACH LOAN PARTY ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT IN DECIDING TO ENTER INTO THIS AMENDMENT AND THE OTHER LOAN DOCUMENTS OR IN TAKING OR NOT TAKING ANY ACTION HEREUNDER OR THEREUNDER, IT HAS NOT RELIED, AND WILL NOT RELY, ON ANY STATEMENT, REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR UNDERSTANDING, WHETHER WRITTEN OR ORAL, OF OR WITH AGENT OR THE LENDERS OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AMENDMENT AND THE OTHER LOAN DOCUMENTS.

4.7              Severability. Whenever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

4.8              Loan Document. The parties hereto acknowledge and agree that this Amendment is a Loan Document.

4.9              Governing Law; Consent to Jurisdiction and Venue; Mutual Waiver of Jury Trial. SUBJECT TO THE LAST SENTENCE OF THIS SECTION 5.9, THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, EXCLUDING CONFLICT OF LAWS PRINCIPLES THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY OTHER JURISDICTION. Sections 11.10 and 11.11 of the Loan Agreement are hereby incorporated by reference as if fully set forth in this Amendment mutatis mutandis. To the extent that this Amendment relates to the confirmation of the Swiss Security Interests, the relevant parts of this Amendment shall be governed by and construed in accordance with the substantive laws of Switzerland.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers on the date and year first above written.

BORROWER:

ADC Therapeutics SA

By: /s/ Ameet Mallik
Name: Ameet Mallik
Title: Chief Executive Officer

GUARANTORS:

ADC Therapeutics (UK) Limited

By: /s/ Patrick van Berkel
Name: Patrick van Berkel
Title: Director

ADC Therapeutics AMERICA, INC.

By: /s/ Ameet Mallik
Name: Ameet Mallik
Title: President and Chairman of the Board

AGENT:

Blue Owl Opportunistic Master Fund I, L.P.

By: /s/ Meenal Mehta
Name: Meenal Mehta
Title: Authorized Signatory

LENDERS:

OR OPPORTUNISTIC DL (C), L.P. By: OR Opportunistic DL (C) GP, LLC its General Partner By: Owl Rock Capital Group LLC its Sole Member

By: /s/ Meenal Mehta
Name: Meenal Mehta
Title: Authorized Signatory

BLUE OWL OPPORTUNISTIC MASTER FUND I, L.P. By: Blue Owl Opportunistic GP, LLC its General Partner

By: /s/ Meenal Mehta
Name: Meenal Mehta
Title: Authorized Signatory

OAKTREE LSL FUND HOLDINGS EURRC S.à r.l.

By: /s/ Martin Eckel
Name: Martin Eckel
Title: Manager

By: /s/ Flora VERRECCHIA
Name: Flora VERRECCHIA
Title: Manager

OAKTREE LSL HOLDINGS EURRC S.À R.L.

By: /s/ Martin Eckel
Name: Martin Eckel
Title: Manager

By: /s/ Flora VERRECCHIA
Name: Flora VERRECCHIA
Title: Manager

OAKTREE SPECIALTY LENDING CORPORATION By: Oaktree Fund Advisors, LLC Its: Investment Advisor

By: /s/ Matthew Stewart
Name: Matthew Stewart
Title: Managing Director

By: /s/ Mary Gallegly
Name: Mary Gallegly
Title: Managing Director

OAKTREE AZ STRATEGIC LENDING FUND, L.P.

By: Oaktree AZ Strategic Lending Fund GP, L.P.

Its: General Partner

By: Oaktree Fund GP IIA, LLC

Its: General Partner

By: Oaktree Fund GP II, L.P.

Its: Managing Member

By: /s/ Matthew Stewart
Name: Matthew Stewart
Title: Authorized Signatory

By: /s/ Mary Gallegly
Name: Mary Gallegly
Title: Authorized Signatory

OAKTREE STRATEGIC CREDIT FUND By: Oaktree Fund Advisors, LLC Its: Investment Advisor

By: /s/ Matthew Stewart
Name: Matthew Stewart
Title: Managing Director

By: /s/ Mary Gallegly
Name: Mary Gallegly
Title: Managing Director

OAKTREE DIVERSIFIED INCOME FUND, INC. By: Oaktree Fund Advisors, LLC Its: Investment Adviser

By: /s/ Matthew Stewart
Name: Matthew Stewart
Title: Managing Director

By: /s/ Mary Gallegly
Name: Mary Gallegly
Title: Managing Director

SCHEDULE 7.23

MINIMUM U.S. ZYNLONTA SALES

Fiscal Quarter Ending	Minimum U.S. ZYNLONTA Sales
June 30, 2024	$45,450,000
September 30, 2024	$61,206,000
December 31, 2024	$61,894,568
March 31, 2025	$62,590,881
June 30, 2025	$63,295,029
September 30, 2025	$64,007,098
December 31, 2025	$65,210,993
March 31, 2026	$66,414,889
June 30, 2026	$67,719,108
September 30, 2026	$68,923,004
December 31, 2026	$70,227,224
March 31, 2027	$71,832,417
June 30, 2027	$74,906,176
September 30, 2027	$78,426,766
December 31, 2027	$82,112,824
March 31, 2028	$85,972,127
June 30, 2028	$90,012,817
September 30, 2028	$94,243,419
December 31, 2028	$94,243,419
March 31, 2029	$94,243,419
June 30, 2029	$94,243,419

EXHIBIT A

POST-PERMITTED BORROWER REORGANIZATION AMENDMENTS

(a)               Section 2.5 of the Loan Agreement shall be amended and restated in its entirety to read as follows:

   “2.5 Recalculation of Interest. If a Tax deduction is required by Swiss law to be made by a Swiss Obligor in respect of any interest payable by it under this Agreement and should paragraph (b) of Section 2.11 be unenforceable for any reason, the applicable interest rate in relation to that interest payment shall be (i) the interest rate which would have applied to that interest payment (as provided for in Section 2.2) in the absence of this Section 2.5 divided by (ii) one (1) minus the rate at which the relevant Tax deduction is required to be made (where the rate at which the relevant Tax deduction is required to be made is for this purpose expressed as a fraction of one (1) rather than as a percentage) and (a) that the Swiss Obligor shall be obliged to pay the relevant interest at the adjusted rate in accordance with this Section 2.5 and (b) all references to a rate of interest in Section 2.2 shall be construed accordingly. The Swiss Obligor will provide to the Lender those documents which are required by law and applicable double taxation treaties to be provided by the payer of such tax for each relevant Lender to prepare a claim for refund of Swiss Withholding Tax. Each Lender undertakes to collaborate with the Swiss Obligor and use its reasonable commercial efforts to timely file a claim for refund of Swiss Withholding Tax. In the event Swiss Withholding Tax is refunded to the Lender by the Swiss Federal Tax Administration, the relevant Lender shall forward, after deduction of costs, such amount to the applicable Swiss Obligor.

(b)              Section 2.11(g)(iv) of the Loan Agreement shall be deleted in its entirety.

(c)              Section 2.11(i) of the Loan Agreement shall be amended and restated in its entirety to read as follows:

   “(i) [reserved]”

(c)              Section 7.22 of the Loan Agreement shall be amended and restated in its entirety to read as follows:

     “7.22 Non-Bank Rules. Each Swiss Obligor shall ensure that it is at all times in compliance with the Non-Bank Rules. For the purpose of its compliance with the 20 Non-Bank Rule under this Section 7.22, the number of Lenders under this Agreement which are not Swiss Qualifying Banks shall be deemed to be ten (10) (irrespective of whether or not there are, at any time, any such Lenders).”

(d)              Section 11.7(a) of the Loan Agreement shall be amended to: (i) add “and” immediately prior to subclause (ii) thereof, (ii) delete “and” immediately prior to subclause (iii) thereof and (iii) delete subclause (iii) thereof in its entirety.

(e)              Section 11.7(d) of the Loan Agreement shall be amended to delete the parenthetical in the lead-in thereto.